Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges and

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Three Months Ended March 31,	Year Ended December 31,
(dollars in thousands)	2017	2016	2015	2014	2013	2012

Earnings
Income (loss) before income taxes	$6,676	24,504	$24,361	$15,897	$11,843	$(72)
Plus:
Total fixed charges (see below)	3,067	9,938	12,198	16,447	14,638	22,370
Less:
Preferred stock dividends (1)	—	—	3,122	5,463	852	6,635
Total earnings	$9,743	34,442	$33,437	$26,881	$25,629	$15,663

Fixed Charges
Total interest expense (2)	$3,067	9,938	$9,076	$10,984	$13,786	$15,735
Interest included in operating lease rental expense	—	—	—	—	—	—
Preferred stock dividends (1)	—	—	3,122	5,463	852	6,635
Total fixed charges	$3,067	9,938	$12,198	$16,447	$14,638	$22,370

Ratio of earnings to fixed charges and preferred stock dividends	3.18x	3.47x	2.74x	1.63x	1.75x	0.70x
Ratio of earnings to fixed charges	3.18x	3.47x	3.68x	2.45x	1.86x	1.00x

Earnings
Income (loss) before income taxes	$6,676	24,504	$24,361	$15,897	$11,843	$(72)
Plus:
Total fixed charges excluding interest on deposits (see below)	1,865	5,509	8,263	11,209	7,005	12,499
Less:
Preferred stock dividends (1)	—	—	3,122	5,463	852	6,635
Total earnings (loss)	$8,541	30,013	$29,502	$21,643	$17,996	$5,792

Fixed Charges
Total interest expense (2)	$3,067	9,938	$9,076	$10,984	$13,786	$15,735
Interest included in operating lease rental expense	—	—	—	—	—	—
Preferred stock dividends (1)	—	—	3,122	5,463	852	6,635
Less:
Interest expense on deposits	1,202	4,429	3,935	5,238	7,633	9,871
Total fixed charges excluding interest on deposits	$1,865	5,509	$8,263	$11,209	$7,005	$12,499

Ratio of earnings (loss) to fixed charges and preferred stock dividends (excluding interest on deposits)	4.58x	5.45x	3.57x	1.93x	2.57x	0.46x
Ratio of earnings (loss) to fixed charges (excluding interest on deposits)	4.58x	5.45x	5.74x	3.77x	2.92x	0.99x

(1)         The preferred stock dividends amount has been grossed up to compute the pre-tax income equivalent assuming an estimated 40% tax rate.

(2)         Interest expense includes interest expense on deposits and other debt and amortization of debt issuance costs.